Exhibit 99.1

21shares Introduces 1-Year Fee Waiver on 21shares Solana ETF (ticker: TSOL)

Investors in TSOL can now benefit from a 0.00% sponsor fee for the next 12 months

NEW YORK – July 27, 2026 – 21shares, one of the world’s leading issuers of crypto exchange-traded products (ETPs), today announced a 12-month sponsor fee waiver for its 21shares Solana ETF (TSOL). Effective from July 28, 2026, 21shares will reduce the sponsor fee on TSOL from 0.21% to 0.00% for a period of one year.

The 21shares Solana ETF (TSOL) (referred to as the “Trust”), is not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Investing involves significant risk, including possible loss of principal. An investment in the Trust is subject to a high degree of risk and heightened volatility and not suitable for all investors. TSOL is not suitable for an investor who cannot afford the loss of the entire investment. An investment in the Trust is not a direct investment in SOL.

The limited-time fee waiver is designed to lower barriers to entry for both retail and institutional investors seeking exchange-traded exposure to Solana (SOL), one of the world’s most active and rapidly growing blockchain ecosystems.

“21shares pioneered the world’s first Solana exchange traded product in Europe in 2021. Since launching TSOL last year as part of our expanding U.S. ETF suite, our mission has remained centered on delivering low-cost and accessible investment solutions,” said Duncan Moir, President at 21shares. “With the introduction of a 0% sponsor fee for the next 12 months alongside native staking rewards, we are giving investors an opportunity to gain exposure to Solana’s growing ecosystem while benefiting from 21shares’ long-established operational and custody infrastructure.”

Key highlights of the 21shares Solana ETF (TSOL):

●	0.00% sponsor fee: for 12 months starting July 28, 2026, 21shares is waiving its sponsor fee on TSOL.

●	Staking yield: TSOL captures on-chain staking rewards generated by the Solana network (currently offering an estimated net staking yield of ~4.29%1), allowing investors to earn potential yield on top of price exposure.

●	Direct exposure: designed to offer investors a direct, hassle-free way to participate in the price performance of Solana (SOL) without managing private keys or crypto wallets.

●	Institutional security: TSOL leverages industry-renowned custody partners to ensure the highest standards of asset segregation and security.

For more information about the 21shares Solana ETF (TSOL), please visitwww.21shares.com.

[1]	Data as of July 20, 2026: https://www.21shares.com/en-us/products-us/tsol. The net staking rewards rate reflects the estimated annualized return on staked assets after deduction of applicable staking fees and expenses. This rate is not reflective of overall Trust performance and is subject to change based on network conditions and the proportion of assets deployed in staking. Past performance and net staking yield estimates are not indicative of future results.

About 21shares

21shares is one of the world’s leading cryptocurrency exchange traded product (ETP) providers and offers one of the largest suites of crypto ETPs in the market. The company was founded to make cryptocurrency more accessible to investors, and to bridge the gap between traditional finance and decentralized finance. 21shares listed the world’s first physically-backed crypto ETP in 2018, building an eight-year track record of creating crypto ETPs that are listed on some of the biggest, most liquid securities exchanges globally. Backed by a specialized research team, proprietary technology, and deep capital markets expertise, 21shares delivers innovative, simple and cost-efficient investment solutions.

21shares is a subsidiary of FalconX, one of the world’s largest digital asset prime brokers. 21shares maintains independent operations from FalconX while strategically leveraging the resources and reach of FalconX to accelerate its mission and unlock new growth. For more information, please visit www.21shares.com.

Media Contact

Audrey Belloff: audrey.belloff@21Shares.com
Alethea Jadick: ajadick@sloanepr.com

Important Information

Investing involves significant risk, including the possible loss of principal. There is no assurance that the Trust will generate a profit for investors.

Solana is a relatively new asset class, and the market for these assets is subject to rapid changes and uncertainty. Solana is largely unregulated and this investment may be more susceptible to fraud and manipulation than more regulated investments.

Must be preceded or accompanied by the prospectus for TSOL (here).

The Trust participates in staking a portion of its holdings in order to generate additional rewards. Staking involves committing assets to support the operations of a blockchain and, in return, may provide rewards to the Trust. While staking can potentially enhance returns, it also introduces additional risks, including operational, technological, regulatory, and counterparty risks. Staking Solana introduces several risks, including the possibility of losing staked Solana through penalties, slashing, or inactivity leaks if validators behave poorly, go offline, or violate protocol rules. Staked Solana can also be locked for long and unpredictable periods due to activation and exit queues, creating liquidity constraints and making it harder to meet redemptions. Because staking depends heavily on third-party providers, operational failures, outages, cybersecurity breaches, or mismanagement by these providers could lead to lost assets or reduced rewards. Rewards themselves are uncertain and can fluctuate based on network conditions, validator performance, governance changes, commission rates, and downtime. Additionally, staking may create conflicts of interest if operators are incentivized to stake more Solana than is prudent, increasing liquidity risk.

Solana is subject to unique and substantial risks, including significant price volatility, lack of liquidity, and theft. The value of an investment in the Trust could decline significantly and without warning, including to zero. Solana is subject to rapid price swings, including as a result of actions and statements by influencers and the media, changes in the supply of and demand for Solana, and other factors. There is no assurance that Solana will maintain its value over the long-term.

Failure by the Trust’s custodian to exercise due care in the safekeeping of the Trust’s Solana, as applicable, could result in a loss to the Trust. Investors cannot be assured that a custodian will maintain adequate insurance with respect to the Solana, as applicable, held by the custodian on behalf of the Trust.

The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of Solana, as applicable. An investment in the Trust is not a direct investment in Solana. Investors will also forgo certain rights conferred by owning Solana directly. Shares of the Trust are generally bought and sold at market price (not NAV) and are not individually redeemed from the Trust. Only Authorized Participants may trade directly with the Trust and only large blocks of Shares called “creation units.” Your brokerage commissions will reduce returns.

Shares in the Trust are not FDIC insured and may lose value and have no bank guarantee.

The Marketing Agent for the Trust is Foreside Global Services, LLC. 21Shares US LLC is the Sponsor to the Trust. 21Shares is not affiliated with Foreside Global Services, LLC. FalconX is not affiliated with Foreside Global Services, LLC.

© 2026. 21Shares US LLC. No part of this material may be reproduced in any form, or referred to in any other publication, without written permission.

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